CIT EMPLOYEE SEVERANCE PLAN

As Amended and Restated Effective January 1, 2017

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CIT EMPLOYEE SEVERANCE PLAN

ARTICLE I
INTRODUCTION

Effective January 1, 2017 (defined herein as the “Effective Date”), CIT Group Inc. (“CIT”) hereby amends and restates the CIT Employee Severance Plan, to provide severance and other benefits to certain employees of CIT and its designated affiliated companies (together, the “Company”) who suffer a loss of employment on or after the Effective Date under the terms and conditions set forth herein. The CIT Employee Severance Plan, as amended and restated in this document as of the Effective Date (the “Plan”), replaces and supersedes any and all severance plans, policies and/or practices of the Company and its Affiliates in effect for covered employees prior to the Effective Date (including, without limitation, the CIT Employee Severance Plan document effective November 6, 2013 (the “Prior Plan”)); provided, however, that any employee of CIT or its Affiliates who has been given written notice of termination prior to the Effective Date, or who meets the requirements for a Good Reason Termination prior to the Effective Date, shall not be eligible for benefits under the Plan (as amended and restated in this document), but shall remain subject to the terms and conditions of the Prior Plan; and (ii) employees of C2 Aviation Capital, Inc. (and/or any of its subsidiaries) shall not be eligible for benefits under the Plan (as amended and restated in this document), but shall remain subject to the terms and conditions of the Prior Plan.

The Plan is intended to fall within the definition of an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). No employee or representative of the Company or any of its Affiliates is authorized to modify, add to or subtract from these terms and conditions, except in accordance with the amendment and termination procedures described herein.

ARTICLE II
DEFINITIONS AND INTERPRETATIONS

The following definitions and interpretations of important terms apply to the Plan.

1.                  Affiliate. Any corporation that is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes CIT and any trade or business (whether or not incorporated) that is under common control with CIT (within the meaning of Section 414(c) of the Code); provided, however, that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations. Notwithstanding the foregoing, (i) no trade or business that CIT or an Affiliate acquires (or acquires an interest in) as a result of a business loan or lease default or related or similar events, and (ii) no entity in which CIT or an Affiliate has an equity investment, but which is not consolidated on CIT’s financial statements, shall be considered an Affiliate for purposes of the Plan.

2.                  Agreement and General Release. The confidential separation agreement and general release provided by the Company to an Employee in connection with his or her termination of employment with the Company, which if executed by the Employee (and not timely revoked), will acknowledge his or her termination of employment with the Company and release the Company, Affiliates and all other affiliated parties and individuals from liability for any and all claims. The Agreement and General Release will also, in the complete and sole discretion of the Company, include additional provisions relating to, by way of example and not limitation: non-solicitation of customers, employees and other parties; confidentiality of the Agreement and General Release; confidentiality of Company and Affiliate information; non-disparagement of the Company, Affiliates and all other affiliated parties and individuals; return of Company and Affiliate property; cooperation with litigation; and such other provisions as the Company deems necessary from time to time to protect its interests and those of its Affiliates, including, without limitation, non-competition provisions. By signing the Agreement and General Release, an Employee waives, among other things, all rights he or she may have under federal, state and local statutes and all common law causes of action related to his or her employment and the termination of his or her employment and agrees to comply with the terms of the Agreement and General Release.

3.                  Base Pay. The Participant’s annualized base salary from the Company at the time of his or her Termination Date (or, if the Participant is paid on an hourly basis, the Participant’s base wages for the 52-week period preceding his or her Termination Date). Base Pay shall exclude all forms of bonuses or awards, commissions or sales-related compensation, non-cash compensation, incentive or deferred compensation (including STI), overtime pay, employer contributions to employee benefit plans and any other additional or special compensation. However, a Participant’s Base Pay will include salary reduction contributions made on a Participant’s behalf to any plan of the Company under Section 125, 132(f) or 401(k) of the Code. For purposes of the Plan, a Week of Base Pay shall be a Participant’s annual Base Pay divided by 52.

4.                  Cause. Any reason for an employment termination that does not constitute a basis for an Eligible Termination of Employment, including, without limitation, misconduct, performance or performance related reasons, and any act or omission that would preclude the Employee from employment with the Company by virtue of Section 19 of the Federal Deposit Insurance Act.

The determination as to whether an Employee has been terminated for Cause will be made by the Company, in its sole and absolute discretion, and such determination shall be final and binding on all affected Employees and may be relied upon by the Plan Administrator.

If an Employee is terminated from employment and it is subsequently determined that, by virtue of conduct or circumstances, arising either before or after the termination, the Employee or former Employee engaged in conduct that constitutes Cause or that would have constituted Cause, he or she shall be treated as having been terminated for Cause, and the individual will be ineligible for benefits under the Plan. In such circumstances, in the event that Plan benefits have already been paid by the Company, the Company shall be entitled to recover any such benefits.

5.                  CEO. The chief executive officer of CIT.

6.                  Change of Control. A Change of Control shall be defined as set forth in the CIT Group Inc. 2016 Omnibus Incentive Plan, as amended from time to time.

7.                  Change of Control Termination. A Level 1 Employee’s employment with the Company ends for any reason that constitutes an Eligible Termination of Employment within two years after a Change of Control.

8.                  CIT. CIT Group Inc. and it successors in interest.

9.                  Claims Administrator. The Benefit Appeals Review Committee of CIT (or any successor committee), or such other person(s) or committee appointed from time to time by the Benefits Appeals Review Committee of CIT to review claims appeals under the Plan.

10.              Claims Reviewer. The Senior Vice President of Compensation and Benefits, Human Resources of CIT.

11.              Code. The Internal Revenue Code of 1986, as amended.

12.              Committee. The Compensation Committee of the Board of Directors of CIT, as it is constituted from time to time, or any successor committee.

13.              Company. CIT and any Affiliate, except an Affiliate that is excluded from the Plan by the CEO and that is listed on Appendix A. An Affiliate shall cease to be part of the Company at the time such company ceases to be an Affiliate.

14.              Continuous Service. As of the Participant’s Termination Date and as reflected in the Company’s records, the sum total of the Participant’s period of employment in a capacity that qualifies such person as an Employee. Notwithstanding the foregoing, employment prior to a break in service will not be counted towards a Participant’s Continuous Service if (i) it preceded a break in service longer than one year, or (ii) the Participant was paid or provided (and did not repay) severance or termination-related benefits in connection with such employment prior to a break in service. A Year of Continuous Service is a 12-month period of Continuous Service (no credit will be given for partial years).

15.              Effective Date. The Effective Date under this amendment and restatement of the CIT Employee Severance Plan is January 1, 2017. (The CIT Employee Severance Plan was initially effective November 6, 2013.)

16.              Eligible Termination of Employment. Eligible Termination of Employment shall mean (a) the involuntary termination by the Company of an Employee’s employment relationship as the result of a job elimination, downsizing or restructuring or (b) a Good Reason Termination.

17.              EMC Member. A member of CIT’s Executive Management Committee, or a successor committee.

18.              Employee. Any employee of the Company who (i) is employed within the United States as of his or her Termination Date (or is a United States citizen temporarily on an employment assignment outside of the United States with the reasonable expectation to return to the United States as a continuing employee of the Company), (ii) is regularly scheduled to work at least twenty hours per week, and (iii) is not eligible to either participate in any other severance plan of the Company or any of its Affiliates or receive severance or termination-related benefits pursuant to a written agreement between such individual and the Company or any of its Affiliates. Notwithstanding the preceding sentence, “Employee” also does not include any individual (i) designated or classified by the Company as an independent contractor, or any other form of contingent worker and not as an employee at the time of any determination, (ii) being paid by or through a third party agency, or (iii) designated or classified by the Company as an intern, or a seasonal, temporary, project-based or leased employee, during the period the individual is so paid or designated; any such individual shall not be an Employee even if he or she is later retroactively reclassified as a common-law or other type of employee of the Company during all or any part of such period pursuant to applicable law or otherwise.

19.              Good Reason. Good Reason occurs when, without the Employee’s consent:

(i)	An Employee incurs a material diminution of his or her Base Pay (except in the event of a compensation reduction applicable to the Employee and other employees of comparable rank and/or status); or
(ii)	Either of the following occurs, which shall be applicable to a Level 1 Employee only: (A) for purposes of determining whether the Employee experiences a Change of Control Termination, such Employee incurs a material diminution of his or her duties and responsibilities following a Change of Control, or (B) for purposes of determining whether the Employee experiences an Eligible Termination of Employment, other than a Change of Control Termination, such Employee incurs a material diminution of his or her duties and responsibilities as a result of actions taken pursuant to the provisions of the agreement under which the Change of Control is effected, but before the Change of Control actually occurs (except the foregoing shall in no event apply to a temporary reduction while the Employee is physically or mentally incapacitated or a modification in the duties and/or responsibilities of the Employee and other employees of comparable rank and/or status); or
(iii)	An Employee is reassigned to a work location that is more than fifty miles from his or her immediately preceding work location and which increases the distance the Employee has to commute to work by more than fifty miles.

20.              Good Reason Termination. The termination by an Employee of his or her employment relationship with the Company for Good Reason; provided, however, that a Good Reason Termination shall not occur unless (a) the Employee has provided the Company written notice specifying in detail the alleged condition of Good Reason within thirty days of the existence of such condition; (b) the Company has failed to cure such alleged condition within ninety days following the Company’s receipt of such written notice; and (c) if the Committee has determined that the Company has failed to cure such alleged condition, the Employee initiates a termination of employment within five days following the end of such ninety-day cure period.

21.              Ineligible Termination. A discharge or other termination of employment of an Employee for any of the following reasons:

(i)	the Employee is involuntarily terminated by the Company, with or without prior warning or notice, for Cause;
(ii)	an Employee’s voluntary resignation (other than a Good Reason Termination), retirement, job abandonment or other voluntary failure to remain continuously employed through his or her designated Termination Date;
(iii)	an Employee’s death (except as specifically provided herein) or disability (as defined in the Company’s applicable long-term disability plan or policy last in effect prior to the first date the Employee suffered from such disability);
(iv)	the business or a portion of the business of the Company is (i) sold in whole or in part to an unaffiliated corporation, company or individual, (ii) merged or consolidated with an unaffiliated corporation, company or individual or is part of a similar corporate transaction or (iii) outsourced to another corporation, company or individual, and the Employee is offered employment with the purchaser or surviving business or the corporation, company or individual to which the business is outsourced (whether or not he or she accepts any such position with the purchaser, surviving business or other company or individual) in a position (a) with an annualized base pay in an amount at least equal to the annualized Base Pay that the Employee last received from the Company; and (b) that does not result in a reassignment of the Employee’s work location that is more than fifty miles from the Employee’s immediately preceding work location and which increases the distance the Employee has to commute to work by more than fifty miles.

22.              Level 1 Employee. An EMC Member and an Employee with a grade of 420 or higher (or such other comparable classification as determined by the Company in writing from time to time) and other key Employees as designated by the CEO and approved by the Committee.

23.              Level 2 Employee. An Employee with a grade less than 420 (or such other comparable classification as determined by the Company in writing from time to time).

24.              Notice Date. The date on which an Employee is notified by the Company of his or her involuntary Eligible Termination of Employment or an Employee notifies the Company of a Good Reason Termination.

25.              Notice Period. The time between when an Employee is notified in writing that he or she will be incurring an involuntary Eligible Termination of Employment and his or her Termination Date, as determined under Article V, below.

26.              Participant. An Employee who meets the requirements for eligibility under the Plan, as set forth in Article III, below. An individual shall cease being a Participant once all severance and other benefits due to such individual under the Plan have been paid with respect to such Participant and no person shall have any further rights under this Plan with respect to such former Participant.

27.              Plan Administrator. The Benefits Administrative Committee of CIT (or successor committee), or such other person(s) or committee appointed from time to time by the Benefits Administrative Committee of CIT to administer the Plan.

28.              Severance Pay. The amount payable to a Participant under Article IV, below.

29.              Severance Period. The number of weeks for which Base Severance is paid to a Participant under Article IV, below.

30.              STI. The discretionary annual incentive, including cash and applicable equity or equity-based or other non-cash awards, whether or not deferred, that may be payable to a Participant, but excluding all other forms of incentive awards, such as any long term incentive awards or payments, special awards or bonuses, sign-on or retention awards or bonuses, earn out awards or payments, awards or payments pursuant to any sales plans and/or commission plans, or any similar awards or payments, as determined in the sole discretion of the Company.

31.              Termination Date. The date (as designated by the Company with respect to an involuntary termination) on which an Employee experiences an Eligible Termination of Employment with the Company. Notwithstanding the foregoing, with respect to any Employee, the Company reserves the right, in its sole and absolute discretion, to change a previously designated Termination Date.

ARTICLE III
ELIGIBILITY TO PARTICIPATE

An Employee becomes a Participant in the Plan and shall be entitled to Severance Pay and other benefits provided in Article IV and, if applicable, notice of termination provided in Article V, below, only if he or she:

(i)	Either (A) is notified by the Company in writing on or after the Effective Date of his or her involuntary Eligible Termination of Employment, to be effective as of his or her Termination Date, or (B) meets the requirements for a Good Reason Termination after the Effective Date;
(ii)	Does not incur an Ineligible Termination or does not continue as or become an employee of the Company or an Affiliate;
(iii)	Experiences an Eligible Termination of Employment; and

(iv)	Timely returns (and does not timely revoke) a signed, dated and notarized original Agreement and General Release.

An Employee shall become a Participant and payment of benefits under the Plan will be made only after the Agreement and General Release has been signed and the time for the Employee to revoke the Agreement and General Release (as set forth in the Agreement and General Release), if any, has expired without the Employee having revoked that document.

Notwithstanding the foregoing, if an Employee is notified in writing on or after the Effective Date of his or her involuntary Eligible Termination of Employment and dies prior to his or her designated Termination Date, any amounts that would have been paid to the Employee under the Plan will be paid to the appointed administrator, executor or personal representative of the Participant’s estate (based on the Company’s receipt of a death certificate and letters testamentary, as applicable) as soon as practicable following the effective date of an Agreement and General Release timely executed by the appropriate person.

In addition, with respect to an Employee who is on disability or medical leave of absence and would have incurred an Eligible Termination of Employment but for such leave, such person shall become a Participant on (and the Employee’s Termination Date shall be deemed to be) the date on which the Employee is medically cleared to return to employment (based on such evidence that the Plan Administrator requests, in its discretion), provided that the Employee actually presents himself or herself to the Company for work within 10 calendar days of such clearance date (and satisfies all of the other requirements in this Article III).

ARTICLE IV
BENEFITS PAYABLE FROM THE PLAN

Participants shall be entitled to the following Severance Pay and other benefits under either Section A or B below (without duplication), depending on the category of their Eligible Termination of Employment:

A.	Eligible Termination of Employment (other than a Change of Control Termination)

A Participant who incurs an Eligible Termination of Employment (other than a Change of Control Termination) shall be entitled to receive the following:

1.                  Base Severance.

Base Severance in an amount determined under the following chart, provided, however, that the maximum Base Severance under the Plan will be 52 Weeks of Base Pay:

Grade	Minimum Base Severance (Weeks of Base Pay)	Additional Weeks of Base Pay per Full Year of Continuous Service
EMC	52 Weeks	N/A
420	39 Weeks	2 Weeks
418	8 Weeks	2 Weeks
416	6 Weeks	2 Weeks
414	6 Weeks	2 Weeks
Below 414	4 Weeks	2 Weeks

2.                  Severance Bonus.

Severance Bonus (if applicable) in an amount determined as follows:

(a)	Level 1 Employees.

For Level 1 Employees, the Company will pay the Participant an amount equal to his or her Level 1 Applicable Amount (as defined below), multiplied by a fraction, the numerator of which is the number of months employed (with a partial month deemed to be a full month for this purpose) during the period beginning on the later of (i) January 1st of the year in which the Participant’s Notice Date occurs and (ii) the Participant’s most recent date of hire with the Company, and ending on his or her Termination Date, and the denominator of which is 12. For purposes of the prior sentence, the Level 1 Applicable Amount shall be equal to, (i) if the Participant was eligible for an STI for the year immediately preceding his or her Notice Date, the STI granted to such Participant for such preceding year, if any, (or the most recent STI guarantee, if applicable), and (ii) if the Participant was not eligible for an STI for the year immediately preceding his or her Notice Date, the most recent STI guarantee or estimate/target, if applicable.

Notwithstanding the foregoing, if the Level 1 Participant’s Notice Date is on or after January 1 of a year, but prior to the time that the STI, if any, is paid for the year preceding such Notice Date, the Participant will no longer be eligible for an STI for such preceding year. Instead, the numerator described above under this subparagraph (a) above shall be increased by the number of months the Participant was employed in the year preceding such Notice Date. For the avoidance of doubt, this paragraph shall not in any way be interpreted to provide any entitlement to any Employee with respect to the payment of an STI for the year preceding the Notice Date or otherwise.

(b)	Level 2 Employees.

Level 2 Employees are not eligible for a Severance Bonus under the Plan.

3.                  Benefits Payment.

Following his or her Termination Date, a Participant (and his or her eligible dependents) may be eligible to elect to continue medical, vision, prescription drug and dental coverage under the Company-sponsored health coverage plans on a self-pay basis in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If a Participant is so eligible for COBRA coverage for himself or herself and/or his or her eligible dependents, the Company will pay the Participant an amount equal to the subsidy the Company would have provided towards the cost of the Participant’s medical, vision, prescription drug and/or dental coverage (as applicable) in effect immediately prior to the Participant’s Notice Date had the Participant remained employed with the Company for the Severance Period and continued such coverage for such period.

For example, if the Participant is entitled to 4 Weeks of Base Pay as Base Severance and is eligible for COBRA, he or she will be eligible for a payment equal to 4 weeks of the COBRA subsidy amount (determined based on the coverage in effect as of the Notice Date). Any payment under this paragraph will include an additional gross up payment meant to reasonably cover applicable federal and state income taxes applicable to the COBRA subsidy amount, as determined in the sole discretion of the Company.

All provisions of the Participant’s (and his or her covered eligible dependents’) COBRA coverage will be in accordance with the applicable plan in effect for similarly situated active employees of the Company (including any applicable co-payments, co-insurance, deductibles and other out-of-pocket expenses).

4.                  Outplacement Benefits.

Participants may be entitled to certain outplacement services as determined by the Company, in its sole and absolute discretion. If a Participant is offered outplacement services, the Company will make arrangements for the provision of such services at an outplacement provider of the Company’s choice, provided, however, that such outplacement services will cease if a Participant obtains subsequent employment.

B.	Change of Control Termination

A Level 1 Employee who incurs a Change of Control Termination shall be entitled to receive the following, in lieu of the benefits provided under Section A above:

1.                  EMC Members.

An EMC Member who incurs a Change of Control Termination shall be entitled to receive Base Severance in an amount equal to two times the sum of (i) his or her annual Base Pay, plus (ii) the average of the highest two out of the last three years’ STI awards, or the simple average if the period is less than three years (or, if the Participant was not eligible for an STI during such period, the current year STI guarantee or estimate/target, if applicable). In addition, the EMC Member shall receive (i) a Severance Bonus, as determined above, but, in the case of a Participant who was eligible for an STI award for at least the last two performance years, based on the average of the highest two out of the last three years’ STI awards, (ii) a Benefits Payment, as determined above, but for a maximum of 24 months (notwithstanding any statutory limitations on the length of COBRA coverage), and (iii) outplacement benefits, as determined above.

2.                  Grade 420

A grade 420 Employee (and any other key Employee designated by the CEO of CIT and approved by the Committee) who incurs a Change of Control Termination shall be entitled to receive Base Severance in an amount equal to the sum of (i) his or her annual Base Pay, plus (ii) the average of the highest two out of the last three years’ STI awards, or the simple average if the period is less than three years (or, if the Participant was not eligible for an STI during such period, the current year STI guarantee or estimate/target, if applicable). In addition, the Participant shall receive (i) a Severance Bonus, as determined above, but, in the case of a Participant who was eligible for an STI award for at least the last two performance years, based on the average of the highest two out of the last three years’ STI awards, and (ii) a Benefits Payment as determined above, but for a maximum of 12 months, and (iii) outplacement benefits, as determined above.

Notwithstanding the foregoing, if a Participant receives benefits provided under Section A after an Eligible Termination of Employment that (i) occurs within two years prior to a Change of Control, and (ii) such Eligible Termination of Employment results from actions taken pursuant to the provisions of the agreement under which the Change of Control is effected, then such Participant will receive, on the Change of Control date, the difference between the Severance Pay paid to the Participant under Section A above and the Severance Pay that would be payable under this Section B as if such Eligible Termination of Employment were a Change of Control Termination.

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If an Employee is eligible to participate in the Plan (whether or not the Employee elects to become a Participant), such Employee shall not be entitled to receive any other severance, separation, notice (other than notice required under the Plan) or termination payments or other remuneration on account of his or her employment or termination of employment with the Company (or any Affiliate) under any other plan, policy, program or agreement. If, for any reason, a Participant becomes entitled to or receives any other severance, separation, notice or termination payments on account of his or her employment or termination of employment with the Company (or any Affiliate), including, for example, any payments required to be paid to the Participant under any Federal, State or local law (including, without limitation, the Worker Adjustment and Retraining Notification Act or “WARN”) or pursuant to any agreement (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation), his or her benefits under the Plan will be reduced by the amount of such other payments paid or payable. An Employee must notify the Plan Administrator if he or she receives or is claiming to be entitled to receive any such payment(s).

Nothing herein shall preclude the Company from providing, in its sole and absolute discretion and on a selective and non-uniform basis, any payments or benefits to any Employee in connection with his or her termination of employment that are in addition to the payments and benefits provided for under the Plan.

ARTICLE V

NOTICE OF TERMINATION

Each Employee who may become entitled to Severance Pay and other benefits under the Plan in connection with an involuntary Eligible Termination of Employment shall receive written notice of termination from the Company for a minimum period of time equal to such Participant’s Notice Period, as determined under the following chart:

Grade	Notice Period
EMC	12 Weeks
420	12 Weeks
418	8 Weeks
416	4 Weeks
414	4 Weeks
412	3 Weeks
410	3 Weeks
Below 410	2 Weeks

Notwithstanding the foregoing, the Company, in its sole discretion, may remove the Employee from the Company’s payroll (and the date of such removal shall be the Participant’s Termination Date) and pay the Employee for the remaining applicable Notice Period in lieu of providing notice (or full notice) hereunder, which amount will be equal to one Week (or partial Week) of Base Pay in effect on his or her Termination Date for each week (or partial week) of advance notice that the Employee would otherwise have received (but did not receive). This payment in lieu of notice is in addition to any other payments for which the Employee is eligible under the Plan and shall be paid at the same time as Severance Pay is paid to such Participant. Any notice (or pay in lieu of notice) to which an Employee is entitled to receive is inclusive of, and not in addition to, and shall run concurrently with, any advance notice of an involuntary termination of employment that the Company is obligated to give the Employee under applicable federal, state or local law, including, without limitation, WARN and/or under any applicable garden leave or similar policy of the Company.

ARTICLE VI
HOW AND WHEN SEVERANCE BENEFITS WILL BE PAID

Except as provided in the following paragraph or otherwise specifically provided in the Plan, any amounts due to a Participant will be paid in a single lump sum 60 days following the Participant’s Termination Date.

Notwithstanding anything in this Plan to the contrary, if the aggregate of all amounts payable to a Participant under the Plan (when combined with similar amounts payable to the Participant under any other agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated with the Plan as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2)) exceeds the lesser of two times (i) the Participant’s annual rate of pay for the year prior to the year of his or her Termination Date or (ii) the maximum amount that may be taken into account under a qualified pension plan pursuant to Section 401(a)(17) of the Code for the year of his or her Termination Date, such amount that exceeds the above limit shall be paid to the Participant on the 30th day following the six month anniversary of the Participant’s Termination Date or, if earlier, the Participant’s death.

If a Participant receives Severance Pay and is re-hired by the Company or any Affiliate before his or her Severance Period expires, then the Participant must repay to the Company an amount equal to the sum of a Week of Base Pay for such Participant and the applicable COBRA premium subsidy amount used to determine his or her Benefits Payment (determined on a weekly basis), multiplied by the difference between the number of weeks of Base Severance paid to the Participant and the actual number of weeks between the Participant’s Termination Date and the date on which the Participant is rehired.

All amounts payable under the Plan are subject to Federal, state and local income and Social Security tax withholdings and any other withholdings mandated by law.

In the event that a Participant dies before receiving the payments due to the Participant under the Plan, any remaining amounts will be paid to the appointed administrator, executor or personal representative of the Participant’s estate as soon as administratively possible following the Participant’s death.

ARTICLE VII
MISCELLANEOUS PROVISIONS

1.                  Amendment and Termination. The Company reserves the right, in its sole and absolute discretion, to terminate, modify and amend the Plan in whole or in part, at any time, for any reason, with or without advance notice; provided, however, that, unless otherwise required by applicable law or regulation, no termination, modification or amendment: (i) may adversely affect the rights of a Participant whose Agreement and General Release has become effective, or (ii) shall be made within two years after a Change of Control or prior to a Change of Control while an agreement is in effect under which the Change of Control is to be effected, if such termination, modification or amendment would adversely affect the rights of Employees under the Plan. No individual may become entitled to additional benefits or other rights under the Plan after the Plan is terminated.

2.                  No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Employee or other person any legal or equitable right against the Company or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Company of any Employee be modified or in any way affected by this Plan.

3.                  Records. The records of the Company with respect to Continuous Service; employment history; STI awards, estimates or guarantees; Base Pay; absences; employee benefits; and all other relevant matters shall be conclusive for all purposes of this Plan.

4.                  Construction. The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York (without reference to its conflicts of law provisions).

5.                  Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

6.                  Incompetency. In the event that the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan.

7.                  Plan Not a Contract of Employment. Nothing contained in this Plan shall be held or construed to create any liability upon the Company to retain any Employee in its service. All Employees shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect.

8.                  Financing. The benefits payable under this Plan shall be paid out of the general assets of the Company. No Participant or any other person shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Company.

9.                  Successors; Binding Obligation.

(a)                This Plan shall not be terminated by any merger or consolidation of CIT whereby CIT is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of CIT or a purchase of the securities of CIT. In the event of any such merger, consolidation, transfer of assets or purchase, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b)               The Company agrees that concurrently with any merger, consolidation, transfer of assets or purchase of the securities of CIT referred to in paragraph (a) of this Section 9, it will cause any successor or transferee unconditionally to assume all of the obligations of the Company hereunder.

10.              Nontransferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

ARTICLE VIII

WHAT ELSE A PARTICIPANT NEEDS TO KNOW ABOUT THE PLAN

1.                  Claims Procedure. Participants will receive the benefits to which they are entitled under the Plan. If an Employee or former Employee (“claimant”) feels he or she has not been provided with all benefits to which he or she is entitled under the Plan, the claimant may file a written claim with the Claims Reviewer with respect to his or her rights to receive benefits from the Plan. This claim must be filed within one year after the claimant’s termination of employment.

A claimant will be notified of the acceptance or denial of his or her claim for benefits within ninety (90) days from the date the Claims Reviewer receives the application. In some cases, a claimant’s request may take more time to review and an additional processing period of up to ninety (90) days may be required. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Claims Reviewer expects that a determination will be made with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan’s request for information.

If a claimant’s claim is denied in whole or in part, or any adverse benefit determination is made with respect to a claimant’s claim, he or she will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice also will explain what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the claimant’s right to request arbitration as set forth below (in lieu of bringing a civil action under Section 502(a) of ERISA) following an adverse benefit determination on review. If a claimant is not notified (of the denial or an extension) within ninety (90) days from the date the claimant notifies the Claims Reviewer, the claimant may request a review of his or her application as if the claimant’s claim had been denied.

If a claimant’s claim has been denied, the claimant may request that the Claims Administrator review the denial, by filing a request with the Plan Administrator. The request must be in writing and must be made within sixty (60) days after written notification of denial. In connection with this request, the claimant (or his or her duly authorized representative) may (i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (ii) submit to the Plan Administrator (for forwarding to the Claims Administrator) written comments, documents, records, and other information related to the claim.

The review by the Claims Administrator will take into account all comments, documents, records, and other information the claimant submits relating to the claim. The Claims Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Claims Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan’s request for information.

The Claims Administrator’s decision on a claimant’s claim for review will be communicated to the claimant in writing. If an adverse benefit determination is made with respect to a claimant’s claim, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of the claimant’s right to request arbitration as set forth below, in lieu of bringing a civil action under Section 502(a) of ERISA.

The decision of the Claims Administrator (or its designee) is final and binding on all parties.

These procedures must be exhausted before a claimant may request arbitration as set forth below regarding payment of benefits under the Plan. A claimant may not request arbitration regarding payment of benefits more than one year after the claimant receives written notice of the decision on the claimant’s claim for review.

2.                  Mandatory Arbitration

In lieu of a claimant’s right to bring a civil action under Section 502(a) of ERISA, any and all disputes, claims, or controversies arising out of or relating to this Plan or the breach, termination, enforcement, interpretation or validity thereof, including any and all claims arising under ERISA, and including the determination of the scope or applicability of this requirement to arbitrate, shall be determined by final and binding arbitration in the State of New York before one arbitrator.

Any claim must be brought in the respective party’s individual capacity, and not as a plaintiff or class member in any purported class, collective, representative, multiple plaintiff, or similar proceeding (“Class Action”). The claimant expressly waives any ability to maintain any Class Action in any forum. The arbitrator shall not have authority to combine or aggregate similar claims or conduct any Class Action nor make an award to any person or entity not a party to the arbitration.

The arbitrator must possess a juris doctorate degree and have significant experience in employment law.

The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules (as they exist on the Effective Date). The claimant and the Company adopt and agree to implement the

JAMS Optional Arbitration Appeal Procedure (as it exists on the Effective Date) with respect to any final award in an arbitration arising out of or related to the Plan.

The arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Secs. 1-16), ERISA, and, to the extent ERISA does not apply, the laws of the State of New York exclusive of conflict or choice of law rules.

The parties shall maintain the confidential nature of the arbitration proceeding, hearing and award, except as may be necessary to prepare for or conduct the hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by applicable law, regulation, subpoena, court order, administrative ruling, or judicial decision, or to enforce the terms of the award. The parties may disclose the existence, terms, and conditions of the arbitration proceeding, hearing and award, but only as necessary, to their legal advisors, accountants, auditors, regulators, experts, or other advisors, provided that the claimant or the Company makes the person to whom disclosure is made aware of the confidential nature of the arbitration proceeding, hearing and award, and such person agrees to maintain such confidentiality.

In any arbitration arising out of or related to this Plan, the arbitrator is not empowered to award punitive, compensatory, consequential, extracontractual or exemplary damages.

The arbitration award shall be accompanied by a statement of reasons.

The determination of the arbitrator shall be conclusive and binding on the parties, and judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude the claimant or the Company from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

3.                  Plan Interpretation and Benefit Determination.

A.                  The Plan Administrator, the Claims Reviewer (with respect to initial claims determinations) and the Claims Administrator (with respect to claims appeals determinations) (or, where applicable, any duly authorized delegee of either) shall have the exclusive right, power, and authority, in their sole and absolute discretion, to administer, apply and interpret the Plan and any other documents and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.

B.                  Without limiting the generality of the foregoing paragraph, the Plan Administrator, the Claims Reviewer (with respect to initial claims determinations) and the Claims Administrator (with respect to claims appeals determinations) (or, where applicable, any duly authorized delegee of either) shall have the sole and absolute discretionary authority to:

1.                  take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;

2.                  formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;

3.                  decide all questions relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

4.                  resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and

5.                  process, and approve or deny, benefit claims and rule on any benefit exclusions.

All interpretations and determinations made by the Plan Administrator or the Claims Administrator (with respect to decisions relating to denied claims for benefits) (or, where applicable, any duly authorized delegee of either) under the Plan shall be final and binding on the Employee, Participant, beneficiary, and all other parties affected thereby.

4.                  Miscellaneous.

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions a Participant may have about the Plan.

Service of legal process may be made upon the Plan Administrator.

To the fullest extent applicable, severance and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Code Section 409A and, to the extent that any such amount or benefit is or becomes subject to Code Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, the Plan is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits. The Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. An Eligible Termination of Employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for payment of amounts that constitute “nonqualified deferred compensation” unless or until such Eligible Termination of Employment is also a “separation from service” from the Company within the meaning of Code Section 409A. Notwithstanding anything contained in the Plan to the contrary, whenever a payment under the Plan may be paid within a specified period or on a specified date, the actual date of payment within the specified period or based on such date shall be within the Company’s sole discretion, so long as the payment is made within a period permitted under Code Section 409A (as determined by the Company). Notwithstanding anything contained in the Plan to contrary, the Company shall not be liable for any taxes, penalties or interest that may be imposed on a Participant (or other person) under Code Section 409A.

Appendix A
List of Affiliates Excluded from Company

C2 Aviation Capital, Inc. (and its subsidiaries)1

1 Employees of C2 Aviation Capital, Inc. (and/or its subsidiaries) are not eligible for benefits under the Plan (as amended and restated in this document), but remain subject to the terms and conditions of the Prior Plan.